                                                                     EXHIBIT 1.3

INDEPENDENT AUDITORS' REPORT


To the Stockholder of Four Paws
 Products, Ltd. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Four Paws Products, Ltd. and subsidiaries ("Four Paws") as of December 31, 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of Four Paws' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of Four Paws Products, Ltd. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
San Francisco, California
January 20, 1997

FOUR PAWS PRODUCTS, LTD.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1996 (IN THOUSANDS)
________________________________________________________________________________

ASSETS
CURRENT ASSETS:
  Cash                                                                  $ 2,502
  Marketable securities                                                   5,522
  Accounts receivable (less allowance for doubtful accounts of $272)      3,222
  Inventories:
    Raw materials and work in process                                     3,629
    Finished goods                                                        4,400
  Prepaid expenses and other assets                                         943
                                                                        -------
      Total current assets                                               20,218

BUILDING, IMPROVEMENTS AND EQUIPMENT - Net                                2,821

DEFERRED INCOME TAXES                                                       440
                                                                        -------
TOTAL ASSETS                                                            $23,479
                                                                        =======

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                      $   909
  Accrued expenses                                                          663
  Current portion of notes payable                                          994
  Note payable to officer                                                   500
                                                                        -------
      Total current liabilities                                           3,066
                                                                        -------
NOTES PAYABLE                                                             2,087
                                                                        -------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)

STOCKHOLDER'S EQUITY:
  Common stock: Class A, no par value, 150 shares authorized and issued, 140 shares outstanding; Class B nonvoting, no par
    value, 50 shares authorized and issued, 40 shares outstanding            38
  Retained earnings                                                      19,511
  Less treasury stock, at cost                                           (1,223)
                                                                        -------
      Total stockholder's equity                                         18,326
                                                                        -------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                              $23,479
                                                                        =======

See notes to consolidated financial statements.

FOUR PAWS PRODUCTS, LTD.
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
________________________________________________________________________________

NET SALES                                                               $28,554

COST OF GOODS SOLD                                                       14,883
                                                                        -------
  GROSS PROFIT                                                           13,671

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                              8,497

WRITE-OFF OF GOODWILL                                                     1,402
                                                                        -------
INCOME FROM OPERATIONS                                                    3,772

OTHER INCOME (EXPENSE) - Net                                                311
                                                                        -------
INCOME BEFORE INCOME TAXES                                                4,083

INCOME TAXES                                                              2,405
                                                                        -------
NET INCOME                                                              $ 1,678
                                                                        =======

See notes to consolidated financial statements.

FOUR PAWS PRODUCTS, LTD.
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
________________________________________________________________________________

                                                                    TOTAL
                              COMMON    RETAINED    TREASURY    STOCKHOLDER'S
                               STOCK    EARNINGS      STOCK        EQUITY
BALANCE, JANUARY 1, 1996        $38     $17,833     $(1,223)      $16,648

NET INCOME                                1,678                     1,678
                                ---     -------     -------       -------
BALANCE, DECEMBER 31, 1996      $38     $19,511     $(1,223)      $18,326
                                ===     =======     =======       =======


See notes to consolidated financial statements.

FOUR PAWS PRODUCTS, LTD.
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
________________________________________________________________________________

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 1,678
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Write-off of goodwill                                        1,402
    Increase in inventory reserves                                  90
    Provision for doubtful accounts                                 93
    Depreciation and amortization                                  538
    Deferred income taxes                                         (157)
    Change in assets and liabilities:
      Accounts receivable                                        1,437
      Inventories                                                1,572
      Prepaid expenses and other assets                           (424)
      Accounts payable                                          (1,032)
      Accrued expenses                                            (665)
                                                               -------
        Net cash provided by operating activities                4,532
                                                               -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for the acquisition of Mustang Products, Inc.       (1,222)
  Purchases of leasehold improvements and equipment               (220)
  Purchases of marketable securities                            (9,027)
  Maturities of marketable securities                            8,242
                                                               -------
        Net cash used in investing activities                   (2,227)
                                                               -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable borrowings                                         900
  Repayments of notes payable                                   (2,044)
                                                               -------
        Net cash used in financing activities                   (1,144)
                                                               -------
NET INCREASE IN CASH                                             1,161

CASH, BEGINNING OF YEAR                                          1,341
                                                               -------
CASH, END OF YEAR                                              $ 2,502
                                                               =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                $   276
  Income taxes paid                                              4,409

CASH PAID FOR THE ACQUISITION OF MUSTANG PRODUCTS, INC.:
  Purchase of working capital, other than cash                  (1,457)
  Purchase of property - net                                      (278)
  Purchase of other noncurrent assets                              (29)
  Excess of purchase price over net assets acquired             (1,683)
  Assumption of notes payable                                    1,125
  Issuance of notes payable                                      1,100
                                                               -------
TOTAL                                                          $(1,222)
                                                               =======

See notes to consolidated financial statements.

FOUR PAWS PRODUCTS, LTD.
AND SUBSIDIARIES.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
________________________________________________________________________________

1. ORGANIZATION AND OPERATIONS

   Four Paws Products, Ltd. and subsidiaries ("Four Paws" or the "Company") is a manufacturer and distributor of branded pet supply products based in Hauppauge, New York. Four Paws manufactures and/or distributes dog, cat, reptile and small animal products in New York and Ohio, under brand names which include Magic Coat, Four Paws and Wee-Wee Pads. Four Paws products are distributed throughout the United States, Canada, Europe and Asia. Approximately 5% of sales are to foreign customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATED FINANCIAL STATEMENTS - The accompanying consolidated financial statements include Four Paws Products, Ltd. and its two wholly owned consolidated subsidiaries, Cynal Corporation and Mustang Products, Inc. ("Mustang") as well as Pet Life, Inc. ("Pet Life"). The sole shareholder of Four Paws Products, Ltd. is also the sole shareholder of Pet Life.

   MARKETABLE SECURITIES consist primarily of U.S. government debt securities which are valued at amortized cost (which approximates market at December 31, 1996). These securities mature in January 1997. Four Paws intends to hold these securities to maturity.

   INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out) or market.

   BUILDING, IMPROVEMENTS AND EQUIPMENT are recorded at cost. Depreciation is provided using a straight line method over the estimated useful lives of the assets. The carrying amount of long-lived assets is evaluated annually to determine if adjustment to the depreciation period or to the unamortized balance is warranted. Ranges of estimated useful lives for computing depreciation are as follows:

   Building                                                            39 years
   Machinery and equipment                                           5-12 years
   Furniture and fixtures                                               7 years
   Leasehold improvements and other                                  5-12 years

   REVENUE RECOGNITION - Sales are recorded at the date of shipment.

   INCOME TAXES are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION OF MUSTANG PRODUCTS, INC.

   Effective June 1, 1996, Four Paws acquired Mustang, a manufacturer and distributor of pet collars and leashes located in Ohio. The purchase price of $2,322 consisted of cash of $1,222 and two notes payable totaling $1,100 bearing interest at 8.25%. The acquisition was accounted for as a purchase. The results of Four Paws include the results of Mustang for the seven months ended December 31, 1996. The allocation of the total purchase price to the net assets of Mustang is based upon the estimated fair values of the net assets acquired, and is summarized as follows:

     Inventory                                          $ 1,324
     Receivables                                            728
     Prepaids and other current assets                       60
     Property - net                                         278
     Other noncurrent assets                                 29
     Accounts payable                                      (495)
     Accrued expenses                                      (160)
     Notes payable                                       (1,125)
     Goodwill                                             1,683
                                                        -------
     Total                                              $ 2,322
                                                        =======

   The goodwill was initially being amortized over a three year period. However, in November 1996, Four Paws management determined that the goodwill would not be recoverable from future operations and should be written off. This is primarily due to a failed major product line, the loss of Mustang's largest customer in July 1996, and future projected losses from the Mustang business. The unamortized balance of goodwill written off was $1,402.

   For the year ended December 31, 1996, the pro forma unaudited revenues and net income for Four Paws would have been approximately $30,098 and $1,649, respectively, if Mustang had been acquired as of January 1, 1996.

4. BUILDING, IMPROVEMENTS AND EQUIPMENT

   Building, improvements and equipment at December 31, 1996 includes the following:

     Building                                           $ 2,343
     Machinery and equipment                              1,802
     Furniture and fixtures                                 676
     Leasehold improvements                                 412
     Other                                                  175
                                                        -------
          Total                                           5,408

     Less accumulated depreciation and amortization      (2,587)
                                                        -------
     Net building, improvements and equipment           $ 2,821
                                                        =======

5. NOTES PAYABLE

   Notes payable at December 31, 1996 consist of the following:

     Mortgage note payable, interest at 8.25%, payable monthly through June 2003          $1,350
     Bank note payable, interest at 8.25%, payable monthly through July 1998                 713
     Note payable to an employee and a former owner of Mustang, interest at 8.25%,
       payable in quarterly installments through July 1999                                   305
     Note payable to an estate (a former owner of Mustang), interest at 8.25%,
       payable quarterly through July 1999                                                   713
                                                                                          ------
              Total                                                                        3,081

     Less current portion                                                                    994
                                                                                          ------
     Long-term portion                                                                    $2,087
                                                                                          ======

   The mortgage note is secured by a building.

   In addition, the Company has a $500 note payable to an officer of the Company incurred in connection with a Class B common stock buyback, bearing interest at 4.6%, which was repaid in January 1997.

   Notes payable at December 31, 1996 mature as follows:

                                        MORTGAGE    BANK    OTHER
                                          NOTE      NOTE    NOTES    TOTAL
       Years ending December 31:
         1997                            $  200     $450    $  844   $1,494
         1998                               200      263       373      836
         1999                               200                301      501
         2000                               200                         200
         2001                               200                         200
         Thereafter                         350                         350
                                         ------     ----    ------   ------
       Total                             $1,350     $713    $1,518   $3,581
                                         ======     ====    ======   ======

6. INCOME TAXES

   The provision for income taxes for the year ended December 31, 1996 consists of:

        Current:
          Federal                                             $1,893
          State                                                  669
                                                              ------

                 Total current                                 2,562
                                                              ------
        Deferred:
          Federal                                               (152)
          State                                                   (5)
                                                              ------

                 Total deferred                                 (157)
                                                              ------
                                                              $2,405
                                                              ======

   The deferred income tax benefit reflects the tax effect of changes in the amounts of temporary differences during the year ended December 31, 1996. As of December 31, 1996, Four Paws had gross deferred temporary differences of $1,048. Deferred tax assets primarily consist of bad debt reserves, inventory reserves, other nondeductible reserves, and depreciation.

   A reconciliation of the federal statutory income tax rate with Four Paws effective income tax rate is as follows:

        Federal statutory rate                                34%
        State income taxes, net of federal benefit             7
        Nondeductible expenses, primarily amortization
          and write off of goodwill                           18
                                                              --
        Effective tax rate                                    59%
                                                              ==

7. LEASE COMMITMENTS

   Four Paws has long-term noncancellable operating leases for the use of two buildings. One of the buildings is leased from a Four Paws employee who is the former owner of Mustang. The other building is leased from the Company's sole shareholder and has a five year renewal option. Total rent expense under such agreements amounted to $922 for the year ended December 31, 1996.

   At December 31, 1996, the future minimum lease payments under such leases are as follows:

                                          FORMER        FOUR PAWS
                                      MUSTANG OWNER    SHAREHOLDER    TOTAL
       Years ending December 31:
         1997                              $ 75           $  420      $  495
         1998                                75              420         495
         1999                                38              420         458
         2000                                                439         439
         2001                                                441         441
         Thereafter                                           37          37
                                           ----           ------      ------
       Total                               $188           $2,177      $2,365
                                           ====           ======      ======

8. EMPLOYEE BENEFIT PLANS

   Eligible employees participate in a defined benefit pension plan sponsored by Four Paws. The following table sets forth the funded status of the plan and amounts recognized in Four Paws' financial statements as of and for the year ended December 31, 1996:


     Actuarial present value of benefit obligation:
       Vested                                                  $(1,119)
       Nonvested                                                  --
                                                               -------
     Total accumulated benefit obligation                      $(1,119)
                                                               =======

     Projected benefit obligation                              $(1,291)
     Plan assets at fair value                                   1,225
                                                               -------

     Projected benefit obligation in excess of plan assets         (66)
     Unrecognized net loss                                          33
     Unrecognized net transition obligation                        137
                                                               -------
     Prepaid pension cost                                      $   104
                                                               =======

     Components of net periodic pension cost for the year:
       Service cost - benefits earned during the year          $   115
       Interest cost on projected benefit obligation                81
       Return on plan assets                                        22
       Net amortization and deferral                              (103)
                                                               -------
     Net periodic pension cost for the year                    $   115
                                                               =======

    Four Paws' policy is to contribute amounts required by applicable ERISA regulations. Plan assets are primarily invested in money market funds, stocks and bonds. The actuarial cost method used for determining the benefit obligations is the projected unit credit method. Assumptions underlying the actuarial valuation of the plan included the following:

      Discount rate                             7.5%
      Long-term rate of return                  8.0%
      Increase in future compensation levels    3.0%


    Four Paws also sponsors a noncontributory 401(k) plan for all eligible employees.

 9. CONTINGENCIES

    The Company is party to various legal actions in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company's financial position or results of operations.

10. SALE OF FOUR PAWS

    On January 20, 1997, Four Paws was acquired by Central Garden & Pet Company ("Central") for $55,000; $45,000 in cash and $10,000 in Central common stock. In connection with the acquisition, Allen Simon, the shareholder of Four Paws, entered into a five year employment agreement with Central and entered into an operating lease agreement with Central to lease his building in New York presently used by Four Paws through January 2002 (see Note 7). This lease contains a five year renewal option. Four Paws recognized sales of $5,943 (21% of total sales) to Central for the year ended December 31, 1996.

                                     ******